EXHIBIT 8.1

           Form of Opinion Of Paul, Weiss, Rifkind, Wharton & Garrison
























(212) 373-3000                                                 November __, 1998



MeriStar Hospitality Corporation
1010 Wisconsin Avenue, N.W.
Washington, D.C.  20007

Ladies and Gentlemen:

                  In connection with the offer and sale of shares of common stock of MeriStar Hospitality Corporation (the "Company"), as described in the Form S-3 to be filed with the Securities and Exchange Commission on November __, 1998 (the "Registration Statement"), you have requested our opinion concerning the federal income tax matters set forth below. All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

                  In rendering the opinion expressed herein, we have examined:
(i) the Agreement of Limited Partnership and the Amended and Restated Agreement of Limited Partnership of American General Hospitality Operating Partnership, L.P., dated as of April 9, 1996 and July 31, 1996 respectively; (ii) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 3, 1998; (iii) the partnership and limited liability company agreements of those partnerships and limited liability companies in which the Company or the Operating Partnership has had an interest on or prior to the date hereof (the "Subsidiary Partnerships"), including all amendments to such agreements; (iv) the Articles of Incorporation of American General Hospitality Corporation and all amendments and restatements thereto, including the Charter; and (v) the Registration Statement and all amendments to date. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.






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MeriStar Hospitality Corporation                                               2





                  In our examination of documents, we have assumed, without independent investigation, that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) the Company, the Operating Partnership and the Subsidiary Partnerships at all times will be organized and operated in accordance with the terms of such documents. We have further assumed that the statements and descriptions of the Company's, the Operating Partnership's, the Subsidiary Partnerships' and OpCo's businesses, properties and activities as described in the Registration Statement are accurate.

                  For purposes of rendering the opinion expressed herein, we have, with your permission, assumed the accuracy of the representations contained in the letter (i) from the Company and American General Hospitality Corporation addressed to Battle Fowler LLP, dated August 3, 1998, and (ii) from the Company addressed to us, dated November __, 1998, in each case relating to the classification and operation of the Company (and in the case of the letter addressed to Battle Fowler LLP, relating to the classification and operation of American General Hospitality Corporation) as a real estate investment trust (a "REIT") and the organization and operation of American General Hospitality Operating Partnership, L.P., the Operating Partnership and the Subsidiary Partnerships.

                  Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

                  1. American General Hospitality Corporation has qualified as a REIT within the meaning of the Code for each of its taxable years ended December 31, 1996 and December 31, 1997;

                  2. Commencing with its taxable year ending December 31, 1998, the Company is organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;







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MeriStar Hospitality Corporation                                               3





                  3. The Company and OpCo are not stapled entities under section 269B(a)(3) of the Code, and OpCo is not an agent of the Company for federal income tax purposes;

                  4. Commencing with the taxable year of American General Hospitality Corporation ended December 31, 1996, American General Hospitality Operating Partnership, L.P. has been, the Operating Partnership and the Subsidiary Partnerships have been and continue to be, and the Operating Partnership and the Subsidiary Partnerships will be, treated as partnerships for federal income tax purposes or, in the case of those Subsidiary Partnerships that are single-member limited liability companies, such Subsidiary Partnerships have been and will be disregarded as an entity separate from such member for federal income tax purposes; and

                  5. The discussion contained in the Registration Statement under the caption "Federal Income Tax Considerations" accurately reflects the federal income tax considerations relating to the operation of the Company that are likely to be material to a holder of Common Stock.

                  This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding its organization, income, assets, distribution levels and diversity of stock ownership. Because the Company's satisfaction of these requirements for periods beginning after December 31, 1997 will depend upon future events, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

                  This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Federal Income Tax Considerations" in the Registration Statement and the prospectus included therein. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of






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MeriStar Hospitality Corporation                                               4




1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                  We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above.

                                        Very truly yours,



                                        PAUL, WEISS, RIFKIND, WHARTON & GARRISON